Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT:	Michael Shea, CFO	Lauren Felice
	David Reingold, Senior Vice President, Marketing, IR	RF Binder Partners
	Computer Horizons Corp.	(212) 994-7541
	(973) 299-4000	lauren.felice@rfbinder.com
mshea@computerhorizons.com
dreingol@computerhorizons.com

COMPUTER HORIZONS REPORTS THIRD QUARTER 2004 RESULTS

Revenue Exceeds Company Guidance, With Second Consecutive Quarter of Sequential Growth in All Business Units; EPS in Line With Revised Company Guidance; Restructuring Charge Anticipated For Fourth Quarter 2004; Positive Outlook For Full Year 2005

Mountain Lakes, NJ, November 09, 2004 - Computer Horizons Corp. (Nasdaq: CHRZ), a strategic solutions and professional services company, today announced its financial results for the third quarter ended September 30, 2004.

Executive Summary

William J. Murphy, president and chief executive officer of Computer Horizons, said, “I am pleased to report sequential revenue growth in all of our business lines for the second consecutive quarter, an important performance measurement for us.  It confirms that our business plan is working. It is also particularly notable that we experienced year-over-year revenue growth in our IT Services division for the first time in several years.

“Having said that, we were faced with an unfortunate hurdle during the quarter when we uncovered a non-cash accounting error, which has impacted our bottom line results and required a restatement of financial results from the second quarter ended June 30, 2003 through the second quarter ended June 30, 2004.  As we announced previously, the error pertained to the incorrect adjustment of consulting costs relating to intercompany transactions between CHC and our Canadian subsidiary, aggregating an understatement of direct costs of approximately $5.6 million over that period.  This error set us back on the financial objectives of our Three Year Plan, but did not affect cash or reported revenues for those periods.  We have today restated the results for each quarter affected, as well as results for the calendar year ended December 31, 2003 and filed same with the SEC.

“It is important to note that the accounting error was discovered during an internal audit, and that corrective actions have already been implemented, with the advice and consent of the Audit Committee of the Board, including additional procedures that will safeguard CHC from future incidents of this sort.

“With respect to performance of our growth engines, for the third quarter, revenues in CHC’s Solutions Group grew ten percent, year-over-year, and seven percent sequentially, predominantly driven by our federal government practice and growth in our nearshore Montreal outsourcing center.  Both of these markets remain prime growth targets for CHC, and we are focused accordingly.

“Maintaining our leadership position in the vendor management services (VMS) sector, Chimes recorded year-over-year top line growth of 15 percent and a one percent sequential increase in revenue.  During the third quarter of 2004, we were very pleased to report that Chimes added three new customers to its roster.  We anticipate these implementations to be completed during the next three months and accordingly, generating revenue by early 2005.  The pipeline for Chimes remains strong and we are seeing acceleration in VMS decisions by large companies.

“Revenue in the IT Services Group for the period increased five percent year-over-year, and five percent, sequentially.  Headcount growth continued during the third quarter, with a three percent increase over the second quarter of 2004.  Based upon the upward trend we have experienced to date, we expect modest revenue growth to continue for the remainder of this year and into 2005.

“The strategic objectives of our Three Year Plan remain consistent and while we experienced a setback regarding our financial objectives, we will continue to transition our revenue mix to higher margin solutions business, while fine tuning our model to meet customer requirements, and execute against plan.  We are moving forward, with improved processes and procedures in place and remain dedicated to returning CHC to its tradition of growth and profitability,” Murphy added.

Financial Highlights

CHC recorded consolidated revenues for the third quarter of 2004 of $69.4 million, an eight percent increase over the third quarter of 2003, and five percent on a sequential basis.  The Company reported a net loss of approximately $460,000, or $(0.01) per share, for the third quarter of 2004, compared with a net loss of $2.8 million, or $(0.09) per share, as restated, in the comparable period of 2003.  Net loss for the third quarter 2004 includes $266,000 (net of tax), or $(0.01) of amortization of intangibles.   Net loss, as restated, for the third quarter 2003 includes special charges of $1.7 million (net of tax), or $(0.06) per share, relating to restructuring; special charges consisting of costs associated with the unsolicited proposal and activities of Aquent LLC; and amortization of intangibles relating to the RGII acquisition. The previously reported net loss for the third quarter 2003 was $2.5 million, or $(0.08) per share.

For the first nine months of 2004, CHC recorded consolidated revenues of $194.9 million, a six percent increase from the comparable period in 2003.  The Company reported a net loss of $902,000 or $(0.03) per share for the first nine months of 2004, compared with a net loss of $15.0 million, as restated, or $(0.49) per share, in the comparable period of 2003.  The net loss for the first nine months of 2004, includes a one-time credit of $610,000 (net of tax), or $0.02 per share, primarily relating to an insurance refund, and a charge of $788,000 (net of tax), or $(0.03) per share, relating to the amortization of intangibles.  The first nine months of 2003 net loss, as restated, includes special charges of $(0.38) per share relating to severance charges, the write-off of a terminated project, costs associated with the unilateral proposal and activities of Aquent, restructuring costs at CHC’s Canadian facilities, a loss on sale of assets and amortization of intangibles.  The previously reported net loss for the first nine months of 2003 was $13.3 million, or $(0.44) per share.

Commenting on CHC’s financial position and performance, Michael J. Shea, chief financial officer of Computer Horizons, said, “The accounting error uncovered during the quarter was clearly a setback in bottom line results.  It was a non-cash event that had no effect on revenue or on our Chimes and RGII subsidiaries, but caused us to misunderstand our cost structure in our commercial business.  Therefore, in line with our goal of maintaining a lean operating model and enhancing our bottom line, we will determine where we can further reduce costs and, as a result, we anticipate a restructuring charge during the fourth quarter of 2004.

“After the restatement, we remained EBITDA positive for the fourth straight quarter.  EBITDA for the third quarter 2004 was $784,000 (see Adjusted EBITDA Reconciliation table), and our balance sheet remains strong, with approximately $34 million in cash at September 30, 2004, no debt and a very strong working capital ratio of 3.7 to 1.”

Realignment of Business Segments and Related Restructuring Charges Expected in Fourth Quarter of 2004

Over the past several months, CHC has been examining its business and the marketplaces it serves.  As a result, and in order to better serve its customers, management will realign the Company’s business model around its three distinct segments of customers; federal government, commercial and vendor management services.  This new Commercial segment will include all professional services, staffing and solutions, excluding the federal government vertical.  This will enable the Company to focus on these segments individually, with a business model specific to each market.  The Company expects the realignment to be completed during the fourth quarter of 2004, and will begin to report by its three realigned business segments; Commercial, Federal and Chimes, commencing with the first quarter of 2005.  Considering the effects of these changes, and the heightened need to reduce costs in CHC’s Commercial segment, the Company anticipates a restructuring charge in the range of $2 to $3 million in the fourth quarter of 2004.  The restructuring plan is targeted to reduce consolidated operating expenses (direct cost and SG&A) by approximately $4 million on an annual basis, and designed to return CHC to profitability.

Summary

Murphy concluded, “We have historically placed an emphasis on our customers’ needs and will maintain our dedication to customers, adjusting our business model as appropriate.  Our Three Year Plan (2004—2006) calls for top and bottom line growth, both organic and acquired, in the range of 10 to 20 percent.  We are committed to getting back on track in 2005, and achieving these goals.”

Looking Forward

Based on current business conditions and seasonal effects, CHC expects its revenue in the fourth quarter of 2004 to be in the range of $66.0 million to $68.0 million, with operating results, excluding amortization of intangibles and any special charges, expected in the range of $(0.02) loss per share to breakeven.

The Company expects to report growth and profitability for the full year 2005. Excluding acquisitions, CHC expects revenues for the full year 2005 to be in the range of $280 to $290 million, with operating results, excluding amortization of intangibles, expected in the range of $0.10 to $0.14 per share.

Adjusted EBITDA Reconciliation:

A reconciliation of net income/ (loss) as reported to adjusted EBITDA is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
		(As restated)		(As restated)
Net Loss as reported	$(460)	$(2,843)	$(902)	$(14,973)
Income taxes (benefit)	(323)	(664)	(480)	(5,585)
Restructuring charges	—	787	—	2,985
(Gain)/loss on sale of assets	—	—	—	273
Write-off of terminated project, included in bad debt expense	—	—	—	3,064
Special charges/(credits)	—	800	(939)	8,778
Minority interest	58	(21)	22	16
Depreciation	1,118	1,261	3,709	3,836
Amortization of Intangibles	484	526	1,212	526
Interest income	(93)	(78)	(205)	(336)
Adjusted EBITDA*	$784	$(232)	$2,417	$(1,416)

* To supplement our consolidated financial statements presented in accordance with GAAP, we use the non-GAAP financial measure of Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), which is adjusted from results based on GAAP to exclude certain items.  This non-GAAP financial measure is provided to enhance the user’s overall understanding of our current financial performance and our prospects for the future.  Specifically, we believe the non-GAAP financial measure provided is useful information to both management and investors by excluding certain items that may not be indicative of our core operating results.  In addition, because we have historically reported certain non-GAAP financial measures to investors, we believe the inclusion of non-GAAP financial measures provides consistency in our financial reporting.  These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.  The non-GAAP financial measure included in this press release has been reconciled to the nearest GAAP measure.

OPERATIONAL REVIEW BY BUSINESS SEGMENT

Condensed financial information is presented below for each of the Company’s business segments.  Total income/ (loss) before income taxes excludes interest income/expense, amortization, loss on sale of assets and special charges/credits. [See Reconciliation of Segments Income/ (Loss) Before Income Taxes to Consolidated Income/ (Loss) Before Income Taxes.]

	THREE MONTHS ENDED		NINE MONTHS ENDED
	September 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
		(As restated)		(As restated)
Revenues:
IT Services	$33,791	$32,235	$95,668	$103,738
Solutions Group	29,604	27,016	81,941	65,308
Chimes	6,002	5,208	17,284	14,499
Total Revenues	69,397	64,459	194,893	183,545

Gross Profit:
IT Services	5,722	6,514	18,304	20,763
Solutions Group	10,140	7,993	27,120	18,009
Chimes	5,655	4,882	16,277	13,436
Total Gross Profit	21,517	19,389	61,701	52,208
%	31.0%	30.1%	31.7%	28.4%

Operating Income:
IT Services	701	1,975	4,704	6,150
Solutions Group	2,936	2,143	7,504	6,525
Chimes	395	(113)	1,217	(2,377)
Total Operating Income/ (Loss):	4,032	4,005	13,425	10,298
%	5.8%	6.2%	6.9%	5.6%

Corporate Allocation:
IT Services	2,629	3,213	8,908	9,249
Solutions Group	1,271	1,767	4,197	4,999
Chimes	467	519	1,613	1,303
Total Corporate Allocation	4,367	5,499	14,718	15,551
%	6.3%	8.5%	7.6%	8.5%

Total Income/ (loss) before Income Taxes/ (benefit):
IT Services	(1,928)	(1,238)	(4,204)	(3,099)
Solutions Group	1,665	376	3,307	1,526
Chimes	(72)	(632)	(396)	(3,680)
Total Income/ (loss) before Income Taxes (benefit)	$(335)	$(1,494)	$(1,293)	$(5,253)
%	(0.5)%	(2.3)%	(0.7)%	(2.9)%

Reconciliation of Segments Income/(Loss) Before

Income Tax Benefit to Consolidated Income/(Loss) Before Income Tax Benefit

(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
		(As restated)		(As restated)
Total Segments Loss
Before Income Tax Benefit:	$(335)	$(1,494)	$(1,293)	$(5,253)
Adjustments:
Restructuring charges	—	(787)	—	(2,985)
Loss on sale of assets	—	—	—	(273)
Interest income, net	93	78	205	336
Write-off of terminated project	—	—	—	(3,064)
Special charges/(credits)	—	(800)	939	(8,778)
Amortization of intangibles	(484)	(526)	(1,212)	(526)
Total Adjustments:	(391)	(2,035)	(68)	(15,290)
Consolidated Loss Before Income Taxes	$(726)	$(3,529)	$(1,361)	$(20,543)

Solutions Group Highlights

•

Revenues during the third quarter were $29.6 million, a ten percent increase over the third quarter of 2003, and a seven percent increase over the second quarter of 2004. The revenue increases are primarily attributable to RGII (CHC’s federal government practice) and growth in the Montreal nearshore outsourcing center.

•	Total billable headcount at the end of the third quarter was approximately 1,000.
•	Revenues from our federal government vertical accounted for approximately 45 percent of Solutions Group business in the third quarter.
•

RGII’s transition plan of 8(a) contracts is proceeding according to schedule. The company now has approximately 11 percent of its contracts left to transition (down from approximately 50 percent in July 2003).

•	Funded backlog for RGII, including AIM, is $22 million and contracted (unfunded) backlog sits at approximately $187 million.

•	CHC experienced continued growth at its nearshore outsourcing facility in Montreal, as interest in CHC’s flexible delivery model continues.

Chimes, Inc. Highlights

•	Chimes reported $6.0 million in revenue during the third quarter of 2004, a 15 percent increase over the comparable period in the prior year and a one percent sequential revenue increase.
•

During the third quarter, Chimes announced three new customers with implementations scheduled to take place during the fourth quarter. These implementations will result in increased costs during the fourth quarter with revenue trailing one quarter behind. Expansions at existing customer sites continue.

•

Chimes received a SAS 70 Type 2 Service auditor’s report during the third quarter, indicating that certain defined and agreed upon internal controls have been tested. This report distinguishes Chimes in the VMS marketplace, and in light of the mandates set forth by Sarbanes-Oxley, an important consideration for large public companies.

•	Vendor Managed Services decisions are beginning to accelerate and the Chimes pipeline of new business continues strong.

IT Services Highlights

•	Revenues during the third quarter increased five percent over the comparable period in 2003 and five percent sequentially from $32.1 million to $33.8 million.
•	Customer requirements continued strong during the third quarter.
•	Total billable headcount at the end of the third quarter was approximately 1,550 — an increase of three percent over the second quarter of 2004.

Computer Horizons Corp. will conduct a conference call webcast at 4:30 PM (ET) today to discuss third quarter results.  The call will be broadcast live via the Internet and can be accessed at http://www.computerhorizons.com (click on investor section).  A replay of the call will be available beginning at approximately 6:30 PM (ET) today, through 12:00 AM (ET) on November 16, 2004. The replay may also be accessed via the Internet at http://www.computerhorizons.com (click on investor section), or by calling 877-519-4471

(973-341-3080 from outside the United States).  The confirmation code is 5348205.

About Computer Horizons Corp.

Computer Horizons Corp. (Nasdaq: CHRZ) is a strategic solutions and professional services company with more than thirty years of experience, specifically in information technology.  The Company provides its services to a multi-national audience through its “bestshore” delivery centers located globally, and enabling its Fortune 2000 customer base to maximize technology investments. CHC serves the federal government marketplace through its wholly-owned subsidiary, RGII Technologies, Inc., in addition to various other vertical markets it serves, such as healthcare, consumer products, insurance and financial services.  CHC’s wholly owned subsidiary, Chimes, uses its proprietary technology to enable its Global 2000 customer base to align and integrate business planning with human resource management across an enterprise’s business functions.  For more information on Computer Horizons, please visit our Web site at www.computerhorizons.com.

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties.  It is possible that the assumptions made by management—including, but not limited to, those relating to contract awards, service offerings, market opportunities, results, performance expectations, expectations of cost savings, or proceeds from sale of certain operations—may not materialize.

Actual results may differ materially from those projected or implied in any forward-looking statements.  In addition to the above factors, other important factors include the risks associated with unforeseen technical difficulties, the ability to meet customer requirements, market acceptance of service offerings, changes in technology and standards, the ability to complete cost-reduction initiatives, the ability to execute the sale of certain operations or other initiatives, dependencies on key employees, customer satisfaction, availability of technical talent, dependencies on certain technologies, delays, market acceptance and competition, as well as other risks described from time to time in the Company’s filings with the Securities and Exchange Commission, press releases, and other communications.

Financial Tables Follow

Computer Horizons Corp. and Subsidiaries

Consolidated Condensed Statements of Operations

(Unaudited – In thousands, except per share data)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	September 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
		(As restated)		(As restated)
Revenues:
IT Services	$33,791	$32,235	$95,668	$103,738
Solutions Group	29,604	27,016	81,941	65,308
Chimes	6,002	5,208	17,284	14,499
Total	69,397	64,459	194,893	183,545
Direct Costs	47,880	45,069	133,192	131,336
Gross Profit	21,517	19,390	61,701	52,209
Selling, General & Admin.	21,851	20,883	62,993	60,525
Restructuring Charges	—	787	—	2,985
Special Charges/(Credits)	—	800	(939)	8,778
Amortization of Intangibles	484	526	1,212	526
Loss from Operations	(818)	(3,606)	(1,565)	(20,605)
Gain/(Loss) on Sale of Assets	—	—	—	(273)
Net Interest Income	93	78	205	336
Loss Before Income Taxes	(725)	(3,528)	(1,360)	(20,542)
Income Taxes/(Benefit)	(323)	(664)	(480)	(5,585)
Loss Before Minority Interest	(402)	(2,864)	(880)	(14,957)
Minority Interest	(58)	21	(22)	(16)
Net Loss	$(460)	$(2,843)	$(902)	$(14,973)
Loss per share – (Basic and Diluted):
Net Loss Per Share	$(0.01)	$(0.09)	$(0.03)	$(0.49)
Weighted Average Number of Shares Outstanding – Basic and Diluted	30,931,000	30,548,000	30,806,000	30,403,000

COMPUTER HORIZONS CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(Unaudited—In Thousands)

	September 30, 2004	December 31, 2003
		(As restated)
ASSETS:
Current Assets:
Cash and cash equivalents	$34,243	$52,610
Accounts receivable, less allowance for doubtful accounts	55,083	48,295
Deferred income taxes	3,423	4,514
Refundable income taxes	3,534	—
Other current assets	4,260	4,759
Total current assets	100,543	110,178
Property and equipment, net	7,093	9,323
Other assets – net:
Goodwill	45,466	34,218
Intangibles	3,737	2,408
Deferred income taxes	15,756	14,813
Other assets	8,674	9,386
Total Assets	$181,269	$180,326
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$8,856	$8,287
Accrued payroll	9,535	7,791
Income taxes payable	3,397	1,243
Tax benefit reserve	—	19,600
Restructuring reserve	1,139	2,620
Other accrued expenses	3,890	5,813
Total Current Liabilities	26,817	45,354
Other long-term liabilities	5,474	4,635
Shareholders’ Equity:
Common stock	3,315	3,315
Additional paid in capital	151,495	133,046
Accumulated comprehensive loss	(2,809)	(2,789)
Retained earnings	10,198	11,100
	162,199	144,672
Less treasury shares	(13,221)	(14,335)
Total shareholders’ equity	148,978	130,337
Total Liabilities and Shareholders’ Equity	$181,269	$180,326

COMPUTER HORIZONS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited —In Thousands)

	NINE MONTHS ENDED
	September 30, 2004	September 30, 2003
		(As restated)
Cash flows from operating activities
Net loss	$(902)	$(14,973)
Adjustments to reconcile net loss to net cash provided by operating activities:
Deferred taxes	(867)	(5,883)
Depreciation	3,709	3,836
Amortization of Intangibles	1,212	526
Provision for bad debts	982	4,252
Loss on sale of assets	—	273
Change in assets and liabilities, net of acquisitions:
Accounts receivable	(4,470)	10,816
Other current assets	517	1,741
Other assets	(499)	(2,544)
Refundable income taxes	(3,534)	19,051
Accrued payroll, payroll taxes and benefits	997	1,714
Accounts payable	169	(1,477)
Income taxes payable	2,154	934
Other accrued expenses	(3,817)	(1,389)
Other liabilities	1,092	(347)
Net cash (used in)/ provided by operating activities	(3,257)	16,530

Cash flows from investing activities
Purchases of furniture and equipment	(1,352)	(1,683)
Additions to Intangibles	—	(566)
Acquisitions, net of cash acquired	(14,710)	(22,141)
Proceeds received from the sale of assets	—	149
Additions to goodwill	—	(427)
Net cash (used in)/ provided by investing activities	(16,062)	(24,668)

Cash flows from financing activities
Payment of notes payable	—	(2,636)
Stock options exercised	619	939
Purchase of treasury shares	—	(1,230)
Stock issued on employee stock purchase plan	301	291
Net cash (used in)/ provided by financing activities	920	(2,636)

Foreign currency gain	32	1,753
Net increase/(decrease) in cash and cash equivalents	(18,367)	(9,021)
Cash and cash equivalents at beginning of year	52,610	59,769
Cash and cash equivalents at end of period	$34,243	$50,748

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